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                                                                     EXHIBIT 4.7

                              CERTIFICATE OF TRUST

                                       OF

                             CALPINE CAPITAL TRUST

     This Certificate of Trust is being executed as of September 29, 1999 for the purpose of creating a business trust pursuant to Delaware Business Trust Act, 12 Del. C. Sections 3801 et seq. ("the Act").

     The undersigned hereby certify as follows:

     1. Name. The name of the business trust is Calpine Capital Trust (the "Trust").

     2. Delaware Trustee. The name and business address of the Delaware resident trustee of the Trust meeting the requirements of Section 3807 of the Act are as follows:

          The Bank of New York (Delaware)

          White Clay Center, Route 273

          Newark, Delaware 19711

     3. Effective. This Certificate of Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.


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          4.   Counterparts. This Certificate of Trust may be executed in one or more counterparts.


          IN WITNESS WHEREOF, the undersigned, being all of the trustees of the Trust, have duly executed this Certificate of Trust as of the day and year first above written.




                         The Bank Of New York (Delaware),
                         As Delaware Trustee



                         By:  /s/ Walter N. Gitlin
                            -------------------------------
                            Name:   Walter N. Gitlin
                            Title:  Authorized Signatory





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